EXHIBIT 99.1

MARCH 7, 2005 CONFERENCE CALL TRANSCRIPT

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

March 7, 2005

9:00 am CT

Operator:	Good morning. My name is Tonya. And I will be your conference facilitator today.

At this time I would like to welcome everyone to the Trustreet Year Ending Results conference call.

All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Certain statements made during the call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are generally characterized by the use of terms such as believe, expect, and may.

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statement.

Thank you. I would now like to turn the conference over to Mr. McWilliams, President and CEO.

Sir, you may begin.

Curtis B. McWilliams:	Thank you (Tonya).

Good morning and welcome to Trustreet Properties Inaugural Investor’s conference call.

During our call today we’d like to take the opportunity to update you on the status of the recently closed merger between U.S. Restaurant Properties and CNL Restaurant Properties which formed Trustreet.

In addition we wanted to provide you with some preliminary thoughts about how the merger will impact our business in the coming year as well as to review the year-end results for CNL Restaurant Properties for 2004 which were filed as an 8-K this morning with the SEC.

First the merger, as you’re aware the merger between U.S. Restaurant Properties, CNL Restaurant Properties as well as the CNL Income Fund was completed on February 25th. Concurrent with the merger we announced a change in the company’s name to Trustreet Properties reflective of the fact that we are a real estate investment trust whose extensive property portfolio is located along the main streets of America.

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

With just a week under our belt we remain optimistic of the strategic benefit of this corporate combination.

Although we are still in the process of integrating the property portfolios we firmly believe that the merger will be accretive by year-end after taking into account a number of one-time merger costs which have been realized in the fourth quarter of last year and the first quarter of this year, as we eliminate redundancies in management and various public filing costs that Steve Shackelford will be addressing later.

The combined company’s nationwide customer base has responded positively to the merger as they have recognized the enhanced benefits Trustreet Properties can provide them. We’ve coupled this improved platform with an expanded origination’s effort adding two new Deal Teams to further penetrate the restaurant operator marketplace.

As a result we anticipate the level of new property acquisition volume to out pace the activity achieved by the two companies last year.

The investment property sales business which has been a cornerstone to CNL Restaurant Properties business plan over the past few years will continue to be an important strategic element for Trustreet going forward as the company manages it’s tenant concentration within it’s portfolio from new acquisitions, optimizes it’s existing portfolio, and takes advantage of new acquisition opportunities in a low cap rate environment to drive shareholder value.

We anticipate that a majority of the new property acquisitions will be sold through the IPS platform in 2005. However, we also expect that a significant number will be retained in the portfolio.

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

In the ensuing years we anticipate a higher and higher percentage will be held in the investment portfolio.

With respect to 2005, given the strong 1031 market we continue to believe that the percentage gains achieved on property sold will approach that recorded in 2004.

Before turning to the 2004 results I would like to briefly address the lawsuit which is presently before us.

As many of you are aware we are the subject of a lawsuit in connection with the combination of CNL Restaurant Properties, U.S. Restaurant Properties, and the 18 CNL Income Funds. The lawsuit essentially challenges the valuation of the Income Funds.

As we previously disclosed we believe the lawsuit lacks merit and we intend to defend the allegation set forth in the lawsuit vigorously.

While we have been advised by our legal advisors not to comment on the specific allegations we will say that it has come to our attention that during the proxy solicitation period the General Partners received an unsolicited offer from an unrelated third party.

The General Partners entertained the offer by allowing the third party, an institutional investor, to perform due diligence on the Income Fund’s portfolio for a two week period.

At the end of the two week period the third party was unwilling to match the offer made by U.S. Restaurant Properties for the Income Funds.

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

This item of information provides further support for our position that the lawsuit lacks merit.

Now I’d like to invite Steve Shackelford, Trustreet’s Chief Financial Officer, to address the 2004 results for CNL Restaurant Properties and to discuss more fully the capital events we are presently undertaking in conjunction with the merger.

Steve.

Steve Shackelford:	Thank you Curtis.

Good morning everyone. I want to briefly cover the 2004 Financial Results of CNL Restaurant Properties, the entity that is considered the Acquirer under generally accepted Accounting Principles in the merger transaction.

It will be CNL Restaurant Properties Results that will be included as the prior comparable period in Trustreet’s financial filings beginning with the First Quarter of 2005.

I will also provide an update on the financial capital events related to the merger.

As the release noted, the company reported FFO per share of $1.07 in 2004 versus $1.09 in the prior year.

The company reports results in two segments. Real estate investment where we hold properties for long term appreciation and specialty finance where we conduct other activity through taxable REIT subsidiaries including the resale of properties identified at the time of origination, as strong candidates for resale.

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

Of course we have to reflect a provision for federal and state income taxes in the specialty finance segment. The company generated pre-tax income of $22.7 million in its specialty finance taxable re-subsidiary and recorded an income tax expense of $10 million in 2004.

In 2003 with pre-tax net income of $8.6 million the company’s taxable re-subsidiaries actually recognized a $6.3 million tax benefit by reversing a prior valuation allowance on the deferred tax assets.

When those two items are filtered out and the consolidated income is reported on a pre-tax basis which provides a better comparable regarding performance, 2004 results yield a pre-tax earning of $52.9 million versus $36 million in 2003.

A significant driver of those results was the origination of $247 million of restaurant real estate financing in 2004 and the profitable resale through our investment property sales platform.

We sold $220 million in restaurant properties during 2004 generating $35.3 million in net gains. The volume of $247 million in new financing was comprised of a variety of strong restaurant concepts including long time clients such as Jack-in-the-Box where we financed $68 million of their properties.

We also entered into new relationships such as $47.4 million transaction with Garden Fresh, the franchisor for concept Sweet Tomatoes and Soup Plantation.

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

Because CNL Restaurant Properties did not have access to what we term Patient Equity Capital as a non-listed REIT predominantly all new net lease financings were sold versus held for investment.

While in 2005 we expect to continue to emphasize this distribution channel as Cap rates in this investor marketplace remain attractive and as a tool to manage diversification, nevertheless we do expect as Curtis noted that a significant portion of new triple net leased restaurant real estate financing will be held in the portfolio in 2005.

Approximately 79% of about 128 properties sold in 2004 in the investment property sales business was to tax motivated investors subject to Section 1031 of the Tax Code looking to defer gains from sale of like kind property.

The company maintains a database of 25,000 brokers and investors that we have built since developing the strategy that provides us this distribution channel.

The distribution channel allows us to manage concentrations and continue to be able to provide financing even when Cap rates are low.

Regarding the merger financing, the company entered into a $775 million bridge facility borrowing $510 million on the merger date. The bridge financing consists of a Senior Secured Revolving Credit Facility of up to $125 million and a Senior Unsecured [secured] Term Loan of up to $650 million.

We are anticipating raising in the range of $875 million of new debt capacity to pay off the bridge financing and to refinance certain existing debt in the next few weeks.

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

On Friday of last week we closed the first of three financings to replace the bridge – a $275 million net lease securitization.

The net lease securitization is collateralized by approximately 324 properties and the Notes will be amortized over 20 years. The weighted average cost of the debt is approximately 5.05% with an initial all-in rate after financing costs of 5.6%.

We also expect to complete a Senior Credit Facility consisting of a Revolver and a Term Loan with a syndicate of lenders in the range of $350 million.

The third financing component was referenced earlier this morning in a press release announcing the launch of a $250 million Senior Unsecured Notes offering. The Notes we made by means of a private placement to qualified institutional buyers pursuant to Rule 144A.

Our anticipation is that these transactions will be completed by the end of March or early April.

Regarding the First Quarter 2005 results those results will include two months of CNL Restaurant Properties financial performance and one month as a merged company.

In addition there will be a number of one-time nonrecurring costs that will flow through the first quarter.

In addition to completing our financing there are a number of merger accounting nuances that we want to work through before providing FFO guidance. One of those items is the application of FAS-141 an accounting statement that requires a lease by lease analysis. FAS-141 causes any excess purchase price over market value of the acquired assets be applied to various other real estate and non-real estate categories and amortized.

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

For example, a leased contract can have distinct value separate, apart from the real estate value. Some of this amortization is added back in net income in determining FFO while some is not added back.

We will also have some trailing costs related to the integration of the merger. These include a reorganization of the corporate structure to remove redundant or unnecessary legal entities as well as the data and other system’s integration of U.S. Restaurant Properties assets.

There may be some costs associated with the sale of the Hawaii Convenience and Gas operation. That operation was not a strategic fit with the direction and focus of our efforts going forward. And of course cost relating to the restructure of our debt.

If you were to combine general and administrative expenses for the two REITs and 18 Income Funds merged they would approximate $49 million in 2004. As we previously described we continue to expect synergies from the combination.

First and foremost we look forward to additional transaction volume that our current systems are equipped to handle as a result of the increased profile Trustreet will have in the marketplace.

We expect external cost reductions fueled by redundant SEC Reporting and Compliance Audits as well as redundant information technology and Investor Relations function for 20 separate SEC registrants.

TRUSTREET PROPERTIES INCORPORATED

Moderator: Curtis B. McWilliams

03-07-05/9:00 am CT

Confirmation #4528798

And finally we expect an overall reduction in permanent employees through leveraging existing CNL Restaurant Properties infrastructure to handle the activities of all the merged companies.

I’ll now turn the call back to Curtis.

Curtis B. McWilliams:	Thank you Steve.

In summary, we remain pleased as to our progress on the integration of these portfolios. And we remain confident of realizing the strategic benefit that drove the merger in the first place.